Exhibit 10.13

AGREEMENT FOR CONSULTING SERVICES

Between Federal Home Loan Bank of New York and Melody Feinberg

Federal Home Loan Bank of New York (“Bank”), maintaining an office at 101 Park Avenue, 7th Floor, New York, NY, 10178-0599, hereby retains Melody Feinberg, maintaining an office [redacted] (“Consultant”), to furnish the services described below upon the following terms and conditions:

1.Term.This Agreement will be effective December 18, 2023, and will continue in effect until December 31, 2024, except as provided for in Section 11 of this Agreement.

2.Services.

2.1	Consultant shall be obligated to fully cooperate and support the Bank by performing the following services:

A.	Help with the management transition of Risk Management Group employees;
B.	Help remediate [redacted] concerning the Bank’s Risk Management Group;
C.

Assist with proposed enhancements to the Bank’s credit risk department that are aligned with Board of Directors consultant recommendations, [redacted], and Consultant’s expertise as a risk manager; and

D.	Engage in periodic meetings, conference calls, e-mail exchanges and other communications with Bank management and certain employees upon request.

Consultant may provide services otherwise required under this Agreement in any location, unless directed by the Bank for legitimate business necessity to provide services in the Bank’s offices.  Consultant is authorized to use Consultant’s former Bank email address when providing services under this Agreement.  Consultant will also be provided with a laptop to work on Bank related business and is required to return the laptop to the Bank at the end of the engagement.

2.2

Consultant shall perform all services hereunder to the Bank’s reasonable satisfaction. However, to the extent Bank believes that Consultant is not performing any services hereunder to its reasonable satisfaction, Bank will give ten days after written notice to the Consultant for Consultant to cure any deficiencies or defects Bank claims are not meeting Bank’s reasonable satisfaction.

3.

Services Provided by the Bank. The Bank may from time to time assign its employees to work with Consultant; however, in no event shall Bank employees be deemed to be employees of or otherwise under the direction or control of Consultant, nor shall Consultant be deemed to be an employee of the Bank or otherwise under the Bank’s direction or control.

4.Compensation.

In consideration for Consultant providing the above-described services, the Bank shall pay Consultant compensation as follows: $500,000, to be paid immediately after receipt of this executed Agreement; $400,000, to be paid on or about January 12, 2024; $300,000 to be paid on or about July 5, 2024, and $200,000 to be paid on or about December 31, 2024. The Consultant acknowledges that, if the Bank determines in its sole and reasonable discretion that Consultant’s work under this Agreement is deficient, the Bank may reduce or eliminate the payments otherwise due under the Agreement on or about January 12, 2024, July 5, 2024 and December 31, 2024.  A payment will be reduced or eliminated by the Bank, if the Bank has provided the Consultant written notice of the “deficient work” and a ten-day opportunity to cure the deficient work as provided for under Section 2.2.

5.

Independent Contractor Status. It is expressly agreed that Consultant, is performing services under this Agreement as an independent contractor for the Bank and Consultant is not an employee or agent of the Bank.  Consultant is at liberty to be employed by or perform services for other entities without prior approval from the Bank.

6.

Confidentiality. All materials and information of the Bank, its stockholders and customers, the Office of Finance and the Federal Housing Finance Agency which Consultant gains access to or knowledge of in the performance of this Agreement shall be deemed confidential, and all such materials and information shall be used solely for the performance of services under this Agreement and shall not be disclosed to any third party without the prior written consent of the Bank. Consultant will not use confidential supervisory information (as defined in 12 CFR 1214.1) obtained from the Bank for any purposes other than those stated in this Agreement and will abide by the prohibition on the disclosure of confidential supervisory information contained in 12 CFR Part 1214. The confidentiality obligations of Consultant and its subcontractors stated in this Paragraph 6 shall not apply to materials and information other than confidential supervisory information which were previously shown to Consultant and/or its subcontractors free of any obligation to keep them confidential, nor to materials and information which are in, or enter, the public domain (without any wrongful action by Consultant and/or its subcontractors).

The provisions of this Paragraph 6 are subject to the whistleblower and other protections provided in Paragraph 9 of this Agreement.

7.Taxes, Insurance and Equal Opportunity.

7.1

Consultant agrees to pay all applicable taxes which may arise as a result of this Agreement, including but not limited to federal, state, and local personal income taxes payable with respect to the payment to Consultant of fees and expenses (if any) under this Agreement.

7.2	The Bank is exempt from the payment of taxes pursuant to the provisions of Section 13 of the Federal Home Loan Bank Act, as amended (12 U.S.C. Section 1433).

7.3

In connection with Consultant’s performance of services under this Agreement as required by the Housing and Economic Recovery Act of 2008, during the performance of this contract, Consultant agrees that Consultant shall practice the principles of equal employment opportunity and non-discrimination in all business activities.

8.	Cooperation.

During the term of this Agreement and at all times thereafter, Consultant will (i) reasonably cooperate with the Bank and its subsidiaries and affiliates and its directors, officers, employees, agents, attorneys, consultants and experts in connection with any internal or forensic audit or investigation, any administrative, regulatory or judicial investigation or proceeding or any other investigation, proceeding, audit, litigation or dispute involving the Bank or any of its subsidiaries or affiliates, which shall include, without limitation, Consultant being available to upon reasonable notice for interviews and factual investigations, appearing at the Bank’s request to give testimony without requiring service of a subpoena or other legal process, providing to the Bank all pertinent information and turning over to the Bank all relevant documents and information which are or may come into Consultant’s possession (including communications and information on computers, tablets, cell phones and other electronic devices for review), in each case at such times as reasonably requested by the Bank.  In the event the Bank requires Consultant’s assistance or cooperation in accordance with this Paragraph 8, the Bank shall reimburse Consultant solely for reasonable travel expenses that are approved in advance by the Bank. Notwithstanding anything to the contrary herein, in the event that Consultant fails to cooperate or otherwise provide assistance to the Bank as contemplated by this Paragraph 8, Consultant shall be deemed to have engaged in “deficient work” for purposes of this Agreement and shall thereupon cease to be entitled to receive some or all of the compensation under Paragraph 4 of this Agreement.

9.Certain Protections.

Notwithstanding anything in this Agreement or otherwise, it is understood that Consultant has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations, and as such, nothing in this Agreement or otherwise is intended to prohibit Consultant from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental authority or self-regulatory organization, and Consultant may do so without notifying the Bank.  The Bank may not retaliate against Consultant for any of these activities, and nothing in this Agreement or otherwise would require Consultant to waive any monetary award or other payment that Consultant might become entitled to from the SEC or any other governmental authority.

10. Release of Claims.

In consideration of Consultant’s rights and entitlements under this Agreement, Consultant (on behalf of Consultant and Consultant’s heirs, executors, administrators and assigns) hereby knowingly, voluntarily and irrevocably releases and forever discharges the Bank, its subsidiaries and affiliates, their respective successors, predecessors and assigns, and each of their respective officers, directors, employees, representatives and agents (collectively, the “Released Parties”) from and against any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, or claimed against any of the Released Parties, in each case arising out of or related to any act, omission or occurrence occurring up to and including the date Consultant signs this Agreement. The foregoing release will not apply to (x) Consultant’s right to enforce this Agreement or (y) any claims that cannot be waived as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement shall in any way limit the protections afforded to Consultant under Paragraph 9 of this Agreement.

Nothing in this Agreement or otherwise precludes Consultant from filing any charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or a like charge or complaint with a state or local fair employment practice agency; participating in an investigation or proceeding by the EEOC or such agency; or pursuing any claims for unemployment or workers’ compensation or claims that cannot be released by private agreement.

As a condition of receiving the compensation outlined in Paragraph 4 above, Consultant agrees that, on the last day of the term of this Agreement, Consultant will execute a reaffirmation of the release of claims set forth in this Paragraph 10 on a form to be provided by the Bank, which such reaffirmation will cover the period from the date of this Agreement through the last day of the term of this Agreement. In the event Consultant fails to execute the reaffirmation of the release of claims, Consultant’s right to receive any unpaid portion of the compensation set forth in Paragraph 4 of this Agreement shall be immediately forfeited and cancelled in its entirety.

11.Termination.

11.1

This Agreement may be terminated by the Bank upon giving Consultant 10 days’ prior written notice. If the Agreement is terminated by the Bank, the contractual payments set forth herein will still be payable to the Consultant. This Agreement may also be terminated by the Consultant upon the giving of 10 days’ prior written notice to the Bank. Unless subject to the Section 2.2 and 4 “deficient work” provision, the contractual payments set forth herein will still be payable to the Consultant based on the Bank’s judgement that the services required to be performed by the Consultant were materially completed.

11.2

Termination or expiration of this Agreement shall not relieve the parties of any amounts earned to the date of termination and shall not terminate any rights or obligations arising prior to or upon termination or expiration, including but not limited to, such obligations of Consultant described in Paragraphs 6 and 7 of this Agreement.

12.

Assignment. Neither party may voluntarily or involuntarily assign or otherwise transfer, in whole or in part, this Agreement or any rights hereunder, nor may either party voluntarily or involuntarily delegate, subcontract, or otherwise transfer, in whole or in part, any duties of performance or obligations owed under this Agreement without the prior written consent of the other party. Any and all attempted assignments, delegations, subcontracts, or other transfers without such prior written consent shall be void.

13.

Entire Agreement. With the exception of the Vanguard Defined Contribution Plan, the 2020, 2021, 2022 and 2023 FHLBNY Incentive Compensation Plans , the Nonqualified Deferred Incentive Compensation Plan, the nonqualified Amended and Restated Supplemental Executive Retirement Defined Benefit and Defined

Contribution Benefit Equalization Plan, and the March 2022 Change In Control Agreement, this Agreement constitutes the entire agreement between the parties and supersedes all prior written and oral agreements, representations, and understandings of the parties with respect to the subject matter hereof. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties. No waiver of any provisions of this Agreement shall be deemed a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.  Benefits otherwise vested in the qualified and non-qualified defined benefit plans will be paid out in accordance with the plans, and any deferred compensation already set aside in the 2020, 2021, 2022 and 2023 FHLBNY Incentive Compensation Plans will be paid out in accordance with the plan terms for a retirement, and, both will not be impacted by this Agreement.

14.	Headings. The subject headings of the paragraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

15.

Governing Law. All matters relating to this Agreement shall be governed by and construed in accordance with Federal law and, to the extent such law is inapplicable, the laws of the State of New York, without reference to conflicts of laws principles, shall control.

16.

Notices. Whenever notice is required under this Agreement or by applicable law, it must be given as follows: All demands, notices and communications under this Agreement shall be in writing and shall be delivered in person or sent by certified United States mail, postage prepaid, return receipt requested or sent by facsimile transmission or sent through a nationally recognized overnight delivery service, addressed at the applicable party's address. Any such notice shall be deemed delivered upon the earlier of actual receipt and, in the case of notice by United States mail, three Business Days after deposit with the United States post office, and in the case of notice by overnight courier, the Business Day immediately following the date so deposited with the overnight delivery service. All notices shall be addressed as follows:

To the Bank:	Federal Home Loan Bank of New York
101 Park Avenue, 7th Floor
New York, NY 10178
Attn.: Chief Administrative Officer

To Consultant:	Melody Feinberg
[redacted]

17.

Voluntary Agreement. Each party has had the opportunity to fully negotiate the terms hereof and modify the draftsmanship of this Agreement. Therefore, the terms of this Agreement shall be construed and interpreted without any presumption, inference, or rule requiring construction or interpretation of any provision of this Agreement against the interest of the party causing this Agreement or any portion of it to be drafted. Each party is entering into this Agreement freely and voluntarily without any duress, economic or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last written below.

FEDERAL HOME LOAN BANK

OF NEW YORK

By:	/s/ Edwin Artuz	/s/ Melody Feinberg
Chief Administrative Officer

Date: 12/18/23	Date: 12/18/23

By:	/s/ Jonathan West
Chief legal Officer

Date: 12/18/23